Exhibit 99.1
USA Compression Names Chris Wauson as Chief Operating Officer
Bringing 25 years of experience to COO role, Wauson will oversee all operational and commercial activities for the company
DALLAS – March 6, 2025 – USA Compression Partners, LP (NYSE: USAC) today announced that Chris Wauson has been named the company’s new Chief Operating Officer (COO), to be effective April 5, 2025. Wauson, currently Regional Vice President of Operations, has more than 25 years of operational and commercial experience in the natural gas compression industry.
Wauson’s career in the energy sector began in 1999 with Hanover, followed by key roles at Alcoa, Valerus Compression and CDM Resource Management, where he advanced to Senior Vice President of Operations. When USA Compression acquired CDM in 2018, he transitioned into the Regional Vice President of Operations role, where he led the Permian Basin business unit, growing it into the company’s largest revenue-generating region.
“Chris’s leadership skills and his extensive experience across multiple facets of the business make him an outstanding choice to enhance our operational capabilities and drive long-term growth of the business,” said Clint Green, CEO of USA Compression.
Wauson and his family will be relocating to Energy Transfer’s Dallas headquarters.
About USA Compression Partners, LP
USA Compression Partners, LP is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USA Compression partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USA Compression focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. More information is available at usacompression.com.

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